THISTLE GROUP HOLDINGS, CO.
                                6060 Ridge Avenue
                      Philadelphia, Pennsylvania 19128-1696

                           OFFER TO PURCHASE FOR CASH
      UP TO 1,000,000 SHARES OF COMMON STOCK OF THISTLE GROUP HOLDINGS, CO.
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 7, 2002, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THISTLE GROUP HOLDINGS, CO. IS:

o offering to purchase up to 1,000,000 shares of our common stock in a tender offer, and
o offering to purchase these shares at a price not greater than $12.50 nor less than $11.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

o specify the price between $11.50 and $12.50 at which you are willing to tender your shares,
o    specify the amount of shares you want to tender, and
o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

o we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase up to 1,000,000 shares or such lesser number of shares as are tendered,
o if the number of shares tendered at or below the selected price is not more than 1,000,000, we will purchase all these shares at that price, and
o if the number of shares tendered at or below the selected price is more than 1,000,000, we will purchase shares at the selected price:
     o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
     o then, on a pro rata basis from all other shareholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under "The Offer - Conditions of Our Offer."

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the information agent makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

This document contains important information about our offer. We urge you to read it in its entirety.

                     The Information Agent for the Offer is:

                   GEORGESON SHAREHOLDER [LOGO TO BE INSERTED]

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

          o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

          o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Alpine Fiduciary Services, Inc., the depositary for our offer, or

          o if you want to tender shares held in the Thistle's Automatic Dividend Reinvestment Plan, you should follow the instructions and complete the boxes set forth in the letter of transmittal to tender your shares, or

          o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in "The Offer - Procedures For Tendering Shares."

If you want to tender your shares but

          o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

          o    you cannot comply with the procedure for book-entry transfer, or

          o    your  other  required   documents  cannot  be  delivered  to  the
               depositary by the expiration of our offer,

         you can still tender your shares if you comply with the guaranteed delivery procedure described under "The Offer - Procedures for Tendering Shares."

         TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

         If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $11.50 per share.

         If you have any questions or need assistance, you should contact Georgeson Shareholder, the information agent for our offer, at their address and telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

                                TABLE OF CONTENTS


SECTION                                                                                                      PAGE
-------                                                                                                      ----
Summary....................................................................................................    1

Forward-Looking Statements.................................................................................    6

The Offer..................................................................................................    7

         1.       Number of Shares; Price; Priority of Purchase............................................    7
         2.       Purpose of and Reasons for the Offer.....................................................   10
         3.       Opinion of Financial Advisor.............................................................   12
         4.       Procedures for Tendering Shares..........................................................   15
         5.       Withdrawal Rights........................................................................   21
         6.       Purchase of Shares and Payment of Purchase Price.........................................   22
         7.       Conditional Tender Procedures............................................................   23
         8.       Conditions of Our Offer..................................................................   24
         9.       Price Range of Shares; Dividends; Rights Agreement; Other Agreement......................   25
         10.      Source and Amount of Funds...............................................................   28
         11.      Information About Us ....................................................................   28
         12.      Information About Our Shares, Interests of Directors and Executive Officers;
                  Transactions and Arrangements Concerning Shares..........................................   30
         13.      Effects of Our Offer on the Market for Our Shares; Registration Under the
                  Exchange Act ............................................................................   32
         14.      Legal Matters; Regulatory Approvals......................................................   32
         15.      Federal Income Tax Consequences..........................................................   32
         16.      Extension of Our Offer; Termination; Amendment...........................................   36
         17.      Fees and Expenses........................................................................   37
         18.      Miscellaneous............................................................................   38

                                     SUMMARY

         We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.


WHO IS OFFERING TO            Thistle  Group   Holdings,   Co.  ("we,"  "us"  or
PURCHASE MY                   "Thistle").  We are  offering  to  purchase  up to
SHARES?                       1,000,000  shares of our outstanding  common stock
                              and the  associated  preferred  share rights.  See
                              "The Offer - Information About Us and the Shares."

WHAT IS THE PURCHASE          The price range for our offer is $11.50 to $12.50.
PRICE?
                              We are conducting the offer through a procedure commonly called a "modified Dutch Auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares.

                              We will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest price that will allow us to buy up to 1,000,000 shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

                              If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $11.50 per share. See "The Offer - Number of Shares; Price; Priority of Purchase."

WHAT ARE THE "ASSOCIATED The associated preferred share purchase rights PREFERRED SHARE PURCHASE were issued to all shareholders but are not
RIGHTS"?                      represented by a separate document.  Instead, they
                              are  represented  by  the  certificates  for  your
                              shares  of  common   stock.   Unless  the  context
                              otherwise  requires,   all  references  to  shares
                              include the associated preferred share purchase rights, and, unless these rights are redeemed prior to the expiration of our offer, a tender of shares will include a tender of the associated rights. "The Offer - Price Range of Shares;
                              Dividends; Rights' Agreement," for a description of the rights and the agreement under which the rights were issued.

HOW AND WHEN WILL I BE        If your  shares are  purchased  in our offer,  you
PAID?                         will be paid the purchase price, in cash,  without
                              interest,   as  soon  as  practicable   after  the
                              expiration of the offer period and the  acceptance
                              of  the  shares  for  payment.  There  may  be tax
                              consequences  to receiving this payment.  See "The
                              Offer -  "Federal  Income Tax  Consequences;"  "--
                              Number of Shares;  Price;  Priority of  Purchase;"
                              "--   Procedures   for  Tendering   Shares;"  "--.
                              Purchase of Shares and Payment of Purchase Price."

HOW MANY SHARES WILL          We will  purchase  up to  1,000,000  shares in our
THISTLE PURCHASE IN ALL?      offer,  or  approximately  15% of our  outstanding
                              common  stock.   We  also  reserve  the  right  to
                              purchase   additional  shares  up  to  2%  of  the
                              outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered. See "The
                              Offer -  Number  of  Shares;  Price;  Priority  of
                              Purchase."

IF I TENDER MY SHARES, HOW    All the  shares  that you  tender in our offer may
MANY OF MY SHARES WILL        not be  purchased  even if they are tendered at or
THISTLE PURCHASE?             below the purchase  price we select.  If more than
                              1,000,000 shares are tendered at or below the selected purchase price, we will purchase shares shares based on the following order of priority:

                              o First, we will purchase from all holders of "odd lots" of less than 100 shares (including any shares held in our automatic dividend reinvestment plan, but not including any shares held in the Roxborough Manayunk Bank's Employee Stock Ownership Plan) who properly tender all of their shares at prices equal to or below the selected price.

                              o Second, we will purchase shares from all other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described under "The Offer - Conditional Tender Procedures." As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

                              As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See "The Offer
                              - Number of Shares; Price; Priority of Purchase."

HOW WILL THISTLE PAY FOR      We  would  need a  maximum  of  $12.5  million  to
THE SHARES?                   purchase  1,000,000 shares at the highest price of
                              $12.50. We will use cash on hand to pay for the shares we purchase in this offer. See "The Offer -
                              Source and Amount of Funds."

HOW LONG DO I HAVE TO         You  may  tender  your  shares  until  our   offer
TENDER MY SHARES TO           expires.  Right now, the  offer  is  scheduled  to
THISTLE?                      expire on  Friday,  June 7,  2002,  at 5:00  p.m.,
                              Eastern time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See "The Offer - Number of
                              Shares;  Price;  Priority  of  Purchase;"  and "--
                              Extension of Our Offer; Termination; Amendment."

CAN I TENDER SHARES IN MY     No.  Participants  in our Roxborough Manayunk Bank
ESOP PLAN?                    Employee Stock  Ownership Plan (the "Bank's ESOP")
                              may not tender any of the shares allocated to their account(s). Rather, the ESOP trustees will decide whether to tender, and, if so, how many shares to tender and the prices at which to tender. The trustees have informed us that they do not intend to tender any shares held in the Bank's
                              ESOP.

HOW WILL I BE  NOTIFIED IF    If our offer is  extended,  we  will make a public
THISTLE  EXTENDS  THIS        announcement before  9:00 a.m., Eastern  time,  on
OFFER?                        the  first   business  day  after  the  offer  was
                              scheduled to expire. See "The Offer - Extension of
                              Our Offer;  Termination;  Amendment."

WHAT ARE THE CONDITIONS       Our  obligation  to  accept  and  pay   for   your
TO THISTLE'S OFFER?           tendered   shares   is   conditioned    upon   the
                              satisfaction or waiver of the conditions described in this document. See "The Offer - Conditions of
                              Our Offer."

HOW DO I TENDER MY            To  tender  your  shares, you must complete one of
SHARES?                       the actions described under "Important Procedures"
                              on the inside front cover of this document before our offer expires.

                              You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

                              See "The Offer - Procedure for Tendering Shares" and the instructions to the letter of transmittal.

ONCE I HAVE  TENDERED         Yes.  If  you  tender  your shares and change your
SHARES IN THE OFFER, CAN I    mind, you  may  withdraw  your  shares at any time
CHANGE MY MIND?               before our offer expires.

                              In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, Eastern time, on Monday July 8, 2002. See "The Offer - Withdrawal Rights."

                              To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary. See "The Offer - Withdrawal Rights."

WHAT DO THISTLE AND ITS       Our Board of Directors  (the "Board of Directors,"
BOARD OF DIRECTORS THINK      the "Directors," or the "Board") has approved this
ABOUT THIS OFFER?             offer.  However,  neither  we  nor  our  Board  of
                              Directors nor the information agent is making any recommendation regarding whether you should tender or not tender your shares or at what price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our Directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See "The Offer - Purposes of Our Offer."

WHAT IS A RECENT  MARKET      Our  common  stock  is  traded  on  the   Nasdaq -
PRICE OF MY THISTLE           National Market  System  under the symbol  "THTL."
SHARES?                       On May 3, 2002, a date  close  to the date of this
                              document, the closing price of our common stock on the Nasdaq was $11.92. We urge you to obtain more current market quotations for your shares. For trading information regarding the shares, you may call Georgeson Shareholder, toll free, at (866)
                              324-8876.  See "The Offer - Price Range of Shares;
                              and Dividends."

WILL I HAVE TO PAY            If  you  are  a  registered shareholder and tender
BROKERAGE COMMISSIONS         your shares directly to the depositary,  you  will
OR STOCK TRANSFER TAX IF I    not need to pay any brokerage commissions.  If you
TENDER MY SHARES TO           hold shares through a broker or bank, however, you
THISTLE?                      should ask your broker or bank to see if you  will
                              be charged a fee to tender your shares.  See  "The
                              Offer - Procedures for Tendering Shares."

                              If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "The Offer - Purchase of Shares and Payment of Purchase Price."

WHAT ARE THE UNITED          Generally,  you  will be subject  to United  States
STATES FEDERAL INCOME        federal income  taxation when you receive cash from
TAX  CONSEQUENCES  IF I      us in exchange  for the shares you tender. The cash
TENDER MY SHARES TO          you receive will be treated either  as:
THISTLE?

                             o a sale or exchange eligible for capital gains treatment; or

                             o  a dividend subject to ordinary income tax rates.

                             See "The Offer - Federal Income Tax Consequences."


WHOM DO I CONTACT IF I       Our  information  agent, Georgeson Shareholder, can
HAVE QUESTIONS ABOUT         help  answer  your  questions.  Their   toll   free
THISTLE'S OFFER?             telephone  number  is  (866) 324-8876.   Additional
                             contact   information   for  Georgeson  Shareholder
                             appears  on the back page of this document.

                           FORWARD-LOOKING STATEMENTS

         This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

          o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

          o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

          o changes in the interest rate environment may reduce interest margins or may adversely affect banking operations;

          o changes in deposit flows, loan demand or real estate values may adversely affect our business;

          o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

          o general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

          o legislation or regulatory changes may adversely affect our business;

          o technological changes may be more difficult or expensive than we anticipate;

          o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

          o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

         All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                    THE OFFER

1.       NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

         GENERAL. On the terms and subject to the conditions of our offer, we will purchase at a price not greater than $12.50 nor less than $11.50 per share, net to the seller in cash, without interest, 1,000,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth under "-- - Withdrawal Rights."

         The term "expiration date" with respect to our offer means 5:00 p.m., Eastern time, on Friday, June 7, 2002, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See "-- - Extension of Our Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend our offer.

         In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $12.50 nor less than $11.50 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering shareholder receiving a price per share as low as $11.50.

         As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $11.50 and $12.50 per share in cash, without interest, that will enable us to purchase 1,000,000 shares, or such lesser number of shares as are properly tendered.

         Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 1,000,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See "-- - Extension of Our Offer; Termination; Amendment."

         All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

         All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

         On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

         You may withdraw your shares from our offer by following the procedures described under "-- - Withdrawal Rights."

         If we:

          o    increase or decrease the range of prices to be paid for shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o    decrease the number of shares being sought in our offer.

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "-- - Extension of Our Offer; Termination; Amendment." For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $11.50 to the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $11.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

         Unless the context otherwise requires, all references to shares in this document and the documents related to our offer include the associated preferred share purchase rights, and, unless the rights are redeemed prior to the expiration date of our offer, a tender of shares will also be a tender of the associated preferred share purchase rights. See "-- - Rights Agreement" for a description of the rights and the agreement under which the rights were issued.

         OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "-- - CONDITIONS OF OUR OFFER."

         PRIORITY OF PURCHASES. Upon the terms and conditions of our offer, if 1,000,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

         Upon the terms and conditions of our offer, if more than 1,000,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

          o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

               o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

               o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

          o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described under "-- - Conditional Tender Procedures," all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

         As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 1,000,000 properly tendered shares at prices equal to or below the purchase price.

         As we noted above, we may elect to purchase more than 1,000,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

         ODD LOTS. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares (not including any shares held in the Bank's ESOP) and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described under "-- - Procedures for Tendering Shares."

         This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to any shares held in the Bank's ESOP.

         Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

         We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase in our offer by the number of shares purchased through the exercise of this right, subject to applicable law.

         PRORATION. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the expiration date. Subject to the conditional tender procedures described under "-- - Conditional Tender Procedures," proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders other than odd lot holders at or below the purchase price selected by us.

         Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described under "-- - Procedures for Tendering Shares," and because of the odd lot procedures described above and the conditional tender procedures described under "-- - Conditional Tender Procedures," we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

         As described under "-- - Federal Income Tax Consequences," the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed under "-- - Conditional Tender Procedures," in order to structure their tender for federal income tax reasons.

2.       PURPOSES OF AND REASONS FOR THE OFFER

         We are making this offer to enable you to decide whether you desire to continue your investment in Thistle or whether you desire to obtain current value for your shares.

         We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our shareholders and is consistent with our long-term goal of increasing shareholder value. We believe we have adequate sources of capital to both complete the share repurchase and continue with our regular pursuit of business opportunities.

         Our capital base significantly exceeds all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating the advantages and disadvantages of the offer as a way to more efficiently utilize our capital base and to attempt to maximize shareholder value, our management and Board of Directors believe that the purchase of shares pursuant to the offer is a positive action that is intended to accomplish the desired objectives. The Board determined this was a better alternative than continuing small open market stock repurchases and actions that would significantly change our business operations in order to significantly increase our asset size.

         The offer is designed to restructure our balance sheet in order to increase return on equity by reducing the amount of equity and shares outstanding. Based upon the current market price of our shares, we believe the purchase of shares is an attractive use of funds. Following the purchase of the shares, we believe funds provided by earnings, combined with other sources of liquidity, will be fully adequate to meet our funding needs for the foreseeable future. Upon completion of the offer, we expect that we and our wholly-owned subsidiary bank, Roxborough Manayunk Bank, will continue to meet or exceed all minimum regulatory capital requirements.

         The offer will enable shareholders to sell a portion of their shares while retaining a continuing equity interest in us if they so desire. The offer may provide shareholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $12.50 nor less than $11.50 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open-market sales. In addition, odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's shares. For shareholders who do not tender, there is no assurance that the price of the stock will not trade below the price being offered pursuant to the offer. For shareholders who do tender, the trading price of stock may increase as a result of the offer or an unexpected acquisition at a premium could occur in the future.

         EFFECTS OF THE OFFER. As we described above, this offer will reduce the number of issued and outstanding shares of common stock of Thistle. Accordingly, if you do not tender, your percentage ownership interest in Thistle after the offer will be greater than your percentage ownership interest before the offer.

         Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

         You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer on the Nasdaq or otherwise. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer.

         On September 20, 2001, we announced that our Board of Directors approved a plan for us to repurchase up to 5%, or 337,000 shares, of our outstanding shares and as of May 6, 2002, we repurchased approximately 253,000 shares. Upon completion of this tender offer, we may, however, continue to purchase our shares in the future through purchases in the open market, private transactions or other tender offers or through any other means. Future purchases may be on terms that are more or less favorable to shareholders than this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until ten business days after the expiration date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

         Shares that we acquire in our offer will be retained as treasury stock, and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq or any securities exchange on which the shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for Directors.

         NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY SHARES IN THIS TENDER OFFER.

         OTHER TRANSACTIONS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

          o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

          o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole,

          o a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

          o any class of our equity securities ceasing to be authorized to be quoted in the Nasdaq Automated Quotation System operated by a national securities association.

          o termination of the registration of any class of our equity securities under the Securities Exchange Act of 1934,

          o a suspension of our obligation to file periodic and other reports under the Exchange Act,

          o    a change in our present Board of Directors or management,

          o    a material change in our corporate structure or business,

          o    an acquisition or disposition by any person of our securities, or

          o    a change  in our  articles  of  incorporation,  by-laws  or other
               governing   documents   or  an  action  that  could   impede  the
               acquisition of control of us.

         Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value we may undertake or plan actions that relate to or could result in one or more of these events.

3.       OPINION OF FINANCIAL ADVISOR

         On May 1, 2002, at a meeting in which a committee of our Board reviewed the terms of the offer, RP Financial rendered its verbal opinion to our Board that, as of the date thereof, the terms of the offer were fair to our stockholders from a financial point of view. On May 6, 2002, RP Financial delivered its written opinion affirming the fairness of the terms of the offer to our stockholders from a financial point of view. The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix A to this offer document and is incorporated herein by reference. Our stockholders are urged to read the opinion in its entirety.

         THE  OPINION  OF  RP   FINANCIAL  IS  DIRECTED  TO  OUR  BOARD  IN  ITS
CONSIDERATION OF THE TERMS OF THE OFFER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE OFFER, OR OTHERWISE. IT IS FURTHER UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON MAY 6, 2002, THE DATE OF RP FINANCIAL'S OPINION.

         The opinion states that RP Financial  reviewed the following  material:
(1) the offer document, dated May 6, 2002, including exhibits; (2) the following information from Thistle -- (a) audited financial statements for the fiscal years ended December 31, 1999 through 2001, and (b) stockholder, regulatory and internal financial and other reports through March 31, 2002 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; (3) discussions with our management regarding past and current business, operations, financial condition, and future prospects; (4) competitive, economic and demographic characteristics in the local market area;
(5) the potential impact of regulatory and legislative changes on savings institutions; (6) the financial terms of recently completed comparable modified Dutch tender offers; (7) an analysis of the pro forma impact on stockholders of Thistle of the offer, both on pro forma financial information as of March 31, 2002 and on projected financial results; (8) a discounted cash flow analysis of the potential value accruing to our stockholders of the offer, and (9) our financial condition as of March 31, 2002 regarding the ability to complete the offer from a cash and capital perspective.

         In addition, RP Financial stated that it reviewed our financial, operational, market area and stock price and trading characteristics, comparing them to publicly-traded savings institutions with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on our operations and the public perception of the thrift and banking industries. In rendering its opinion, RP Financial stated that it relied, without independent verification, on the accuracy and completeness of the information concerning our operations furnished to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. RP Financial stated that we did not restrict RP Financial as to the material it was permitted to review. The opinion further states that RP Financial did not perform or obtain any independent appraisals or evaluations of our assets and liabilities and potential and/or contingent liabilities. RP Financial further indicated that the financial forecasts and budgets reviewed by RP Financial were prepared by our management. We do not publicly disclose internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the offer; and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

         In connection with rendering its opinion dated May 1, 2002, RP Financial performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond our control. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to Thistle or the offer. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

         The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of May 6, 2002.

         Transaction Summary. RP Financial summarized the terms of the offer, including the number of shares subject to the offer, the range of prices under which we are willing to purchase shares in the offer, and the aggregate amount of funds necessary to complete the offer. RP Financial also compared the ratios indicated by per share offer prices relative to our book value per share (P/B) and per share prices relative to earnings per share (P/E) to comparable averages for publicly-traded savings institutions operating both in the U.S. and the State of Pennsylvania. The pro forma P/B ratio at the low and high offer price was 87% and 96%, respectively, compared to a average P/B ratios of 133% and 139% for the all U.S. and Pennsylvania averages, respectively. The pro forma P/E multiple based on budgeted earnings at the low and high offer price was 16.7x and 18.3x, respectively, compared to a average P/E multiples 17.2x and 15.9x for the all U.S. and Pennsylvania averages, respectively. Because the P/B ratios indicated by the offer prices are lower than or comparable to the industry averages and the P/E multiples are comparable to industry averages, RP Financial concluded that the pricing ratios evaluated in the Transaction Summary support the fairness conclusions.

         Comparable Transactions Analysis. RP Financial evaluated the specific terms of the offer, including number of shares that we are offering to purchase, the range of per share offer prices, and a comparison of the offer prices to the current trading price of the our common stock. RP Financial then compared the specific terms of the offer to a comparable group of companies that have completed similar modified Dutch tender offers (the "Comparable Group"). The Comparable Group includes twenty-two (22) transactions initiated after January 1998 where publicly-traded savings institutions completed a modified Dutch tender offer similar to the offer. The number of shares purchased in the Comparable Group offers ranged from 4.3% to 30.0% of outstanding pre-offer shares (average and median of 17.2% and 18.2%) compared to the 15.1% for the offer. The high end of the range of Comparable Group per share offer prices ranged from a premium of 2.6% to 40.5% above the pre-announcement trading price (average and median premiums of 19.2% and 20.2%) compared to the 4.9% premium above the pre-announcement price for the offer. And, the low end of the range of Comparable Group per share offer prices ranged from a discount of 8.1% to a premium of 24.3% above the pre-announcement trading price (average and median premiums of 4.6% and 4.3%) compared to the 3.5% discount below the pre-announcement price for the offer. Because the percentage of shares being purchased and the range of per share offer prices in the offer fall within the range in the Comparable Group transactions, RP Financial concluded that the Comparable Transaction supports the fairness conclusions.

         (c) Impact Analysis. RP Financial prepared a pro forma analysis to evaluate the impact of the offer on our current stockholders. Our stockholders have the option of tendering their shares or not. Those stockholders who choose to tender their shares, and whose tenders are accepted, will receive the per share offer price. Those stockholders who opt not to tender their shares will continue to be stockholders, with the per share financial measures adjusted to give effect to the offer. The analysis assumes that 1,000,000 shares are tendered in the offer. If the shares are purchased at the maximum per share offer price, those stockholders who chose not to tender will realize an increase in their resulting book value per share of $0.06 (a 0.4% increase), an increase in the resulting earnings per share of $0.03 (a 5.0% increase), and an increase in the return on equity from 4.96% to 5.17%. If the shares are purchased at the minimum per share offer price, those stockholders who chose not to tender will realize an increase in their resulting book value per share of $0.24 (a 1.8% increase), an increase in the resulting earnings per share of $0.04 (a 6.1% increase), and an increase in the return on equity from 4.96% to 5.15%. Moreover, a projection of earnings per share (both reported earnings and cash earnings), tangible book value per share, and return on equity indicates, higher earnings per share, higher tangible book value per share, and a higher return on equity, over a six-year period assuming the offering is completed at either the high or low price. Because our stockholders are given the option to tender, and because those who choose not to tender will realize an increase in book value per share, earnings per share, and return on equity, RP Financial concluded that the Comparable Transaction supports the fairness conclusions.

         (d) Discounted Cash Flow Analysis. RP Financial prepared several discounted cash flow ("DCF") analyses, all of which incorporated a projection of financial operations and a cash flow analysis to shareholders over a period of five years. The DCF analyses incorporated several specific assumptions for our operation as a stand-alone company: growth prospects in the local market, the level of competition from other financial institutions, continued share repurchases at a rate approximating current repurchase activity, and future earnings estimates under a stand-alone business plan. The projections of future cash flows to shareholders included a policy of continuing to pay regular cash dividends, subject to annual increases, and the receipt of consideration at the end of the projection period assuming a terminal value for our common stock after five years of operations. The terminal value was calculated as an assumed trading price equal to the average of 139% of projected tangible book value and 16x projected earnings, equal to the current average trading price of publicly-traded savings institutions operating in Pennsylvania. The projected cash flows were discounted to present value using a range of reasonable market rates ranging from 10% to 14%. RP Financial examined two alternative operating scenarios. In the "Stay the Course" scenario, RP Financial assumed we did not complete the offer and continued to implement a business plan reasonably consistent with current operations. Under this scenario, our stockholders realized a present value benefit after five years of operations ranging from $10.55 to $12.26 per share. In the "Pro Forma, Giving Effect to the Offer" scenario, RP Financial assumed we completed the modified Dutch tender offer and, with the pro forma company, continued to implement a business plan consistent with current operating levels. Under this scenario, our stockholders would realize a present value benefit after five years of operations ranging from $10.81 to $12.56 per share. Because the range of present values estimated under the pro forma scenario exceeded the values without the offer, RP Financial concluded the discounted cash flow analyses supported the fairness conclusions.

         On the basis of these analyses and other considerations, RP Financial concluded that the offer is fair to our stockholders from a financial point of view. As described above, RP Financial's opinion and presentation to our Board was one of many factors taken into consideration by our Board in making its determination to approve the offer. Although the foregoing summary describes the material components of the analyses presented by RP Financial to our special committee, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix A hereto, which our stockholders are urged to read in its entirety.

         Pursuant to a letter dated May 1, 2002 (the "RP Financial Engagement Letter"), RP Financial estimates that it will receive total fees of $15,000, of which $3,125 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the offer. In addition, we have agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

4.       PROCEDURES FOR TENDERING SHARES.

         PROPER TENDER OF SHARES. For your shares to be properly tendered, either (1) or (2) below must happen:

          (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

               o    one  of  (a)  the  certificates   for  the  shares,   (b)  a
                    confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below or (c) in the case of shares held in our automatic dividend reinvestment plan, completion of the appropriate sections of the letter of transmittal, and

               o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type we describe below in the case of a book-entry transfer or (c) a specific acknowledgment in the case of a tender through the "automated tender offer program" we describe below, and

               o    any other documents required by the letter of transmittal.

          (2) You must comply with the guaranteed delivery procedure set forth below.

         In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price At Which You Are Tendering":

               o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the letter of transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $11.50 per share.

               o If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

         If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4 at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each letter of transmittal.

         In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

         If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

         Participants in our automatic dividend reinvestment plan should follow the instructions in the letter of transmittal to tender properly shares held in their program account.

         ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

     o the letter of transmittal is signed by the registered holder of the shares tendered (which includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed the box captioned "Special Payment Instructions" on the letter of transmittal; or

     o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the letter of transmittal.

         On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing the box captioned "Special Payment Instructions" on the letter of transmittal, then

     o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

     o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

         METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

     o certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described below or, in the case of shares held in our dividend reinvestment program, completion of the appropriate sections of the letter of transmittal;

     o any of a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the automated tender offer program; and

     o    any other documents required by the letter of transmittal.

         THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT, OR THE BOOK-ENTRY TRANSFER FACILITY, WILL NOT BE FORWARDED TO THE DEPOSITARY, AND, THEREFORE, WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares for purposes of our offer at the book-entry transfer facility within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer.

         Even if delivery of shares is made through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

          (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

               o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgment in the case of a tender through the automated tender offer program, and

               o    any other  documents  required by the letter of transmittal;
                    or

          (2)  The  guaranteed   delivery  procedure  described  below  must  be
               followed.

         Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

         The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against them.

         Participants in the book-entry transfer facility also may tender their shares in accordance with the "automated tender offer program" to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by the letter of transmittal and that we may enforce such agreement against them.

         GUARANTEED DELIVERY. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

          o    the  tender  is  made  by  or  through  an   eligible   guarantor
               institution;

          o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

          o all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

               o    one  of  (a)  the  certificates   for  the  shares,   (b)  a
                    confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above or (c) in the case of shares held in our automatic dividend reinvestment plan, completion of the appropriate sections of the letter of transmittal, and

               o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type we describe above in the case of a book-entry transfer or (c) a specific acknowledgment in the case of a tender through the "automated tender offer program" we describe above, and

               o    any other documents required by the letter of transmittal.

         BENEFIT PLANS. If you are a participant in the Bank's ESOP Plan, you may not tender any of the shares allocated to your account. Decisions as to whether to tender ESOP shares not allocated to participants' accounts will be made by the ESOP trustees subject to the terms of the plan and the Employee Retirement Income Security Act of 1974 ("ERISA"). The ESOP trustees have informed us that as of the date hereof they do not intend to tender any shares held in the applicable plans.

         Additionally, we are not offering, as part of the offer, to purchase any of the options outstanding under the Thistle's Stock Option Plan and tenders of such options will not be accepted. In no event are any options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

         AUTOMATED DIVIDEND REINVESTMENT PLAN. If you are a participant in our automatic dividend reinvestment plan and you wish to tender shares held in your plan account, you must complete the box in the letter of transmittal entitled "Tender of Shares Held in Thistle Automatic Dividend Reinvestment Plan." Shares credited to your plan account under the automatic dividend reinvestment plan will be tendered by the trustees, as administrator of the program, according to the instructions provided in the appropriate places in the letter of transmittal. As with the tender of other shares, shares in program accounts for which the program administrator has not received timely instructions prior to the expiration date of our offer will not be tendered. You may direct that all or a portion of the shares held in your program account be tendered by the program administrator. All of our Directors and executive officers have informed us that they do not intend to tender any shares held by them in our automatic dividend reinvestment plan into our offer.

         The automatic dividend reinvestment plan is available only to shareholders of record. Accordingly, the participants in the automatic dividend reinvestment plan will receive all documents furnished to shareholders generally in connection with the offer. No additional documents will be delivered. You are urged to read the letter of transmittal carefully.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

     o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

     o    the tender of shares complies with Rule 14e-4.

         It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

     o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

     o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

         RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the shareholder.

         FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 30% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

         Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the letter of transmittal.

         TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 30% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

         For a discussion of United States federal income tax consequences to tendering shareholders, see "-- - Federal Income Tax Consequences."

         LOST OR DESTROYED CERTIFICATES. If any certificate representing your shares of Thistle common stock has been lost, stolen or destroyed, you should immediately complete, sign, and check the box on page 2 for lost shares on the Letter of Transmittal and deliver it to Alpine Fiduciary Services, Inc. together with any stock certificates that you may have. Include also a letter indicating that some or all stock certificates have been lost, stolen or destroyed and explain the circumstances, if possible, under which the certificates were lost, stolen or destroyed. Upon receipt, Alpine Fiduciary Services, Inc. will contact you with instructions as to how to proceed. Replacement takes a minimum of 10 business days. All costs and expenses associated with the processing of the issuance of certificates for those claimed as lost, stolen or destroyed, including the cost of indemnity, if required, will be paid by the stockholder making such claim.

         DISSENTERS' RIGHTS. No dissenters' rights are available to shareholders in connection with the offer under applicable Pennsylvania law.

5.       WITHDRAWAL RIGHTS.

         Shares tendered may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn at any time after 12:00 midnight, Eastern time, on Monday July 8, 2002. Except as otherwise provided in this Section 4, tenders of shares are irrevocable.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

         If shares have been tendered under the procedure for book-entry transfer set forth in "-- - Procedures For Tendering The Shares", any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under "-- - Procedures for Tendering Shares."

         If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "-- - Procedures for Tendering Shares."

6.       PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

          o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

          o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

         For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

         Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 1,000,000 shares, subject to increase or decrease as provided under "-- - Number of Shares; Price; Priority of Purchase," and "-- Extension of Our Offer; Termination; Amendment," if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $11.50 and $12.50 per share.

         We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

         In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven to ten business days after the expiration date.

         We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer under "-- - Conditions of Our Offer."

         We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 30% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE "-- - PROCEDURES FOR TENDERING SHARES." ALSO SEE "THE OFFER -FEDERAL INCOME TAX CONSEQUENCES" REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

7.       CONDITIONAL TENDER PROCEDURES.

         Under certain circumstances and subject to the exceptions for odd lot holders described under "-- - Number of Shares; Price; Priority of Purchase," we may prorate the number of shares purchased pursuant to our offer. As discussed under "-- - Federal Income Tax Consequences," the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the shareholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 1,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,000,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

         All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the shareholder.

8.       CONDITIONS OF OUR OFFER.

         Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after May 7, 2002 and before our acceptance for payment of properly tendered shares, any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment makes it inadvisable for us to proceed with our offer or with acceptance for payment:

     o    there  has been  threatened,  instituted  or  pending  any  action  or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

     o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly

          o    make the  acceptance  for payment of, or payment for, some or all
               of  the  shares   illegal  or  otherwise   restrict  or  prohibit
               completion of our offer; or

          o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

     o    there has occurred any of the following:

          o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

          o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

          o    the   commencement   of  a  war,   armed   hostilities  or  other
               international  or  national   calamity   directly  or  indirectly
               involving the United States or any of its territories;

          o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

          o any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

          o any change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries.

         The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

9.       PRICE RANGE OF SHARES; DIVIDENDS; RIGHTS AGREEMENT; OTHER
         AGREEMENT.

         SHARE PRICES. Our common stock is traded in the over-the-counter market and is listed in the Nasdaq - National Market System under the trading symbol "THTL." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on the Nasdaq and the cash dividends declared per share of our common stock.

                                                                    Dividends
                                                                       Paid
Fiscal Year                                 High($)      Low($)     Per Share($)
-----------                                 -------      ------     ------------

2000:
1st Quarter..............................    7.06         6.25          .06
2nd Quarter..............................    7.06         6.06          .06
3rd Quarter..............................    8.13         7.06          .07
4th Quarter..............................    8.00         7.56          .07

2001:
1st Quarter..............................    9.81         8.06          .07
2nd Quarter..............................    9.65         9.20          .07
3rd Quarter .............................   10.40         8.10          .08
4th Quarter .............................    9.90         9.01          .08

2002:
1st Quarter..............................   12.84         9.50          .08
2nd Quarter (until May 3, 2002)..........   12.00        11.91           --

         On May 3, 2002, a date close to the date of this document, the closing price of our common stock on the Nasdaq was $11.92. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. For trading information, you may call Georgeson Shareholder, toll free, at (866) 324-8876.

         RIGHTS AGREEMENT. Each share of Thistle common stock has attached to it one right issued pursuant to the Rights Agreement, dated as of September 30, 1999, between Thistle and Registrar and Transfer Company, as rights agent. This offer will not cause the rights issued under the Rights Agreement to become exercisable.

         Each right entitles the registered holder to purchase from Thistle one one-hundredth of a share of Thistle's Junior Participating Preferred Stock, Series A, no par value ("Preferred Shares") at a price of $30 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares or more than such person or group held on September 30, 1999 if such person or group held 15% or more of the outstanding shares on such date or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares or more than such person held on September 30, 1999 if such person or group held 15% or more of the outstanding shares on such date (the earlier of such dates being called the distribution date), the rights will be evidenced, with respect to any of the share certificates outstanding as of September 30, 1999, by such share certificate.

         The Rights Agreement provides that, until the distribution date, the rights will be transferred with and only with the shares. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

         The rights are not exercisable until the distribution date. The rights will expire on September 13, 2009, unless the expiration date is extended or unless the rights are earlier redeemed by Thistle.

         In the event that Thistle is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person proper provision shall be made so that each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares having a market value of two times the exercise price of the right.

         At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Shares and prior to the acquisition by such person or group of 50% or more of the outstanding shares, the Board of Directors of Thistle may exchange the rights (other than rights owned by such person or group which have become void) in whole or in part, at an exchange ratio of one Share or one one-hundredth of a Preferred Share per right (subject to adjustment).

         At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares, the Board of Directors of Thistle may redeem the rights in whole, but not in part, at a price of $.01 per right (the "Redemption Price"). The redemption of the rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

         Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Thistle, including, without limitation, the right to vote or to receive dividends.

         OTHER AGREEMENT. On March 26, 2002, Thistle formed a wholly-owned subsidiary, Thistle Group Holdings Capital Trust I, a Delaware business trust (the "Trust"). On April 10, 2002, the Trust sold $10.0 million of pooled floating rate capital securities (the "Capital Securities") to MM Community Funding III, Ltd. with a stated value and liquidation preference of $1,000 per share. The obligations of the Trust under the Capital Securities are fully and unconditionally guaranteed by Thistle and the Trust has no independent operations. The entire proceeds from the sale of the Capital Securities were used by the Trust to invest in floating rate junior subordinated debt securities of Thistle (the "Junior Subordinated Debt"). The Junior Subordinated Debt are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of Thistle. The Junior Subordinated Debt are the sole asset of the Trust. Interest on the Capital Securities is cumulative and payable quarterly in arrears. The Capital Securities mature in April 2032. Thistle has the right to optionally redeem the Junior Subordinated Debt prior to the maturity date, but no sooner than five years after the issuance, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, on the redemption date. Upon the occurrence of certain events, Thistle has the right to redeem the Junior Subordinated Debt in whole, but not in part, at a special redemption price before five years have elapsed. Proceeds from any redemption of the Junior Subordinated Debt will cause a mandatory redemption of Capital Securities having an aggregate liquidation amount equal to the principal amount of the Junior Subordinated Debt redeemed. Additionally, under the terms of the Junior Subordinated Debt, Thistle will have the right, with certain limitations, to defer the payment of interest on the Junior Subordinated Debt at any time for a period not exceeding twenty consecutive quarterly periods. Consequently, distributions on the Capital Securities would be deferred and accumulate interest, compounded quarterly.

         The Capital Securities were issued without registration under the Securities Act of 1933, as amended, in reliance upon an exemption from registration as provided by Regulation S.

10.      SOURCE AND AMOUNT OF FUNDS.

         Assuming that 1,000,000 shares are tendered in the offer at a price between $11.50 and $12.50 per share, the aggregate purchase price paid by us will be between $11.5 million and $12.5 million. We expect that our fees and expenses for the offer will be approximately $111,000.

         We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.

11.      INFORMATION ABOUT US.

         We are a unitary thrift holding company headquartered in Philadelphia, Pennsylvania. Our principal subsidiary, Roxborough Manayunk Bank is a federally chartered stock savings bank serving customers through twelve offices in Philadelphia, Chester, Montgomery, and Delaware Counties and Wilmington, Delaware through our transactional Web site at www.RMBgo.com.

         Our headquarters are located at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128-1696. Our telephone number is (215) 483-3777.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following summary historical consolidated financial information has been derived from our audited financial statements for the years ended December 31, 2001 through 1997 and from our unaudited financial statements for the three months ended March 31, 2002 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly report on Form 10-Q for the three months ended March 31, 2002 and our Annual Report on Form 10-K for the year ended December 31, 2001. Copies of these reports may be obtained as described in this document.

Selected Consolidated Financial Data and Other Data
(Dollars in thousands, except per share data)

                                               At or For
                                               the Three
                                                Months
                                                Ended
                                               March 31                     At or For the Year Ended December 31,
                                               --------                     -------------------------------------
                                                  2002          2001           2000          1999           1998          1997
                                                  ----          ----           ----          ----           ----          ----
Income Statement Data
    Interest income......................     $  10,528     $  45,028       $ 42,086      $ 34,158      $  23,682     $  20,582
    Interest expense.....................         5,829        27,231         25,681        19,672         12,933        11,002
    Net interest income..................         4,699        17,797         16,405        14,486         10,749         9,580
    Provision for loan losses............           150           847            480           240            270           120
    Non-interest income..................           602         2,300          2,132           951            415         2,808
    Non-interest expense.................         3,962        14,910         11,421         8,221          7,075         6,824
    Income before income taxes...........         1,189         4,340          6,636         6,976          3,819         5,444
    Net income...........................           992         3,688          5,201         5,348          2,350         3,354
Balance Sheet Data
    Total assets.........................       740,913       720,408        700,180       554,759        492,039       276,650
    Loans (net)..........................       278,730       259,220        219,360       161,158        136,466        97,435
    Mortgage backed securities
      available for sale.................       296,361       299,216        258,870       204,706        229,883       111,486
    Investment securities
      held to maturity...................        68,292        63,824              -             -         54,129        34,529
    Investment securities
      available for sale.................        16,314        16,078        128,198       115,463         20,274         3,698
    Deposits.............................       451,916       431,583        406,684       292,619        276,390       230,558
    FHLB Advances........................       179,884       176,884        171,884       176,884        106,884         7,884
    Stockholders' equity.................        84,733        85,455         83,058        74,660        100,229        28,470
Per Share Data:
    Basic earnings per share (1).........                        0.58           0.76          0.73           0.17            NM
    Diluted earnings per share (1).......          0.16          0.57           0.75          0.72           0.16            NM
    Cash dividends per share (1).........          0.08          0.29           0.25          0.21           0.05            NM
    Tangible book value per share (2)....         11.80         11.77          11.67          9.60          11.14            NM
Selected Ratios: (3)
    Performance Ratios
    Return on average assets.............          0.55%         0.52%          0.84%         1.02%           .65%         1.18%
    Return on average equity.............          4.58          4.23           6.79          6.45           3.63         12.41
    Stockholders' equity to assets.......         11.43         11.86          11.86         13.46          20.37         10.27
    Net interest margin (4) .............          3.00          2.91           3.07          3.12           3.19          3.50
    Interest rate spread (4).............          2.65          2.45           2.55          2.52           2.43          3.14
Asset Quality Ratios
    Non-performing loans to
      total loans (5)....................          1.15          1.23           0.08          0.14           0.28          0.74
    Non-performing assets to
      total assets (5)...................          0.44          0.45           0.03          0.07           0.09          0.30
    Allowance for loan losses
        as a percentage of
        non-performing loans.............         83.00         79.00         989.00        553.00         264.00        109.36
    Allowance for loan losses
        as a percentage of
        total average loans
        at end of period.................          1.01          1.05           0.91          0.85           0.94          0.77
    Net charge-offs (recoveries)
        as a percentage
        of average loans.................            --          0.01           0.02          0.03           0.01          (.08)

-----------------
(1)  There were no shares outstanding until July 1998.
(2) Tangible book value per share represents stockholders' equity divided by the number of shares issued and outstanding.
(3) With the exception of end of period ratios, all ratios are based on average monthly balances during indicated periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.
(5) Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue; and non-performing assets consist of non- performing loans and real estate owned, in each case net of related reserves.
NM Not meaningful as a result of the conversion and reorganization completed in July 1998.

         WHERE YOU CAN FIND INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our Directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional office of the SEC:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.


                    SEC FILINGS                     DATE FILED

            Quarterly Report on Form 10-Q           May 7, 2002
            Annual Report on Form 10-K              March 12, 2002
            Proxy Statement for 2002                March 12, 2002
            Annual Meeting of Stockholders

         We incorporate these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128-1696, telephone: (267) 385-2104. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

12. INFORMATION ABOUT OUR SHARES; INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

         SHARES OUTSTANDING. As of May 6, 2002, we had 6,496,655 issued and outstanding shares of common stock and 2,503,334 shares in treasury.

         The 1,000,000 shares that we are offering to purchase represent approximately 15% of our issued and outstanding stock as of May 6, 2002. Assuming that we purchase all 1,000,000 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 5,496,655 immediately after the offer.

         INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS. Our proxy statement for our 2002 annual shareholders meeting contains information about our Directors and executive officers, including information relating to stock ownership, agreements concerning our securities (including option and restricted stock grants) and the business address of such Directors and officers. This proxy statement is incorporated by reference into this document.

         Our Directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. However, all of our Directors and executive officers have informed us that they do not intend to tender any shares into our offer.

         TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. Based on our records and information provided to us by our Directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our Directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in our shares during the 60 days before May 6, 2002, except as stated below:


                    Number of Shares
                    of Common Stock      Date of        Price      How Purchased
Name                Purchased/(Sold)   Transaction  Per Share ($)      or Sold
----                ----------------   -----------  -------------     --------
Thistle                   50,000        03/14/02        12.05       Open Market
Thistle                   18,300        03/22/02        12.00       Open Market
Thistle                    3,000        03/22/02        11.95       Open Market
Thistle                   50,000        04/03/02        12.05       Open Market
Douglas R. Moore             500        03/05/02        11.65       Open Market
Jerry A. Naessens        (10,000)       04/24/02        11.75       Open Market

         Additionally, there have been customary and ongoing purchases of shares through reinvestment of dividends under our dividend reinvestment program. We expect that this program will, in accordance with its terms, elections in effect and present patterns of contribution continue to purchase shares prior to the expiration of our offer.

         Except as otherwise described in this document, and except for customary margin accounts maintained at a broker by some of our Directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, Directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

13. EFFECTS OF OUR OFFER ON THE MARKET FOR OUR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

         Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of our offer to ensure a continued trading market for our shares. Based upon published guidelines of the NASD, we do not believe that our purchase of shares under our offer will cause the remaining outstanding shares of our common stock to be delisted from the Nasdaq.

         Our shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under our offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

         Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in connection with our offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

         The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the offer, the ownership interest of any shareholder of ours is increased over these thresholds, such shareholder may be required to reduce its ownership interest in us or file a notice with regulators. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the offer.

14.      LEGAL MATTERS; REGULATORY APPROVALS.

         Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

15.      FEDERAL INCOME TAX CONSEQUENCES.

         The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

          o    a citizen or resident of the United States;

          o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

          o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

          o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

         HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

         SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

         CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Thistle.

         Under Section 302 of the Internal Revenue Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

          o results in a "complete termination" of the United States holder's equity interest in Thistle;

          o results in a "substantially disproportionate" redemption with respect to the United States holder; or

          o is "not essentially equivalent to a dividend" with respect to the United States holder.

         Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

         If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests", the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

         If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Internal Revenue Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Internal Revenue Code). To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

         We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

         CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES. In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the
Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

         SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

          o Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in Thistle if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Internal Revenue Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

          o Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

          o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Thistle as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

         CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Internal Revenue Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

         SHAREHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER. Shareholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

         BACKUP WITHHOLDING TAX. See "-- - Procedures for Tendering Shares" with respect to the application of United States federal backup withholding tax.

         THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

16.      EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

         We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         Subject to  compliance  with  applicable  law,  we further  reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "-- - Conditions of Our Offer" have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

         Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

         If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

          o increase or decrease the range of prices to be paid for the shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o    decrease the number of shares being sought in our offer, and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 16, then our offer will be extended until the expiration of such period of ten business days.

17.      FEES AND EXPENSES.

         We have retained Georgeson Shareholder to act as our information agent in connection with our offer. Georgeson Shareholder as information agent, may contact shareholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. Georgeson Shareholder will receive reasonable and customary compensation in connection with our offer.

         Alpine Fiduciary Services, Inc., as the depositary for our offer, will be reimbursed for certain out-of-pocket costs in connection with our offer.

         No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

         The estimated costs and fees to be paid by us in connection with the offer are as follows:


        Financial advisor fees.......................            $15,000
        EDGAR fees...................................              5,000
        Legal fees...................................             40,000
        Accounting fees and expenses.................              5,000
        Commission filing fees.......................              3,000
        Printing and mailing expenses................             20,000
        Depositary fees..............................             10,000
        Information agent fees.......................              8,000
        Out-of-pocket and miscellaneous..............              5,000
                                                                --------

        Total........................................           $111,000
                                                                ========

18.      MISCELLANEOUS.

         This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

         We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, Thistle has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "-- - Information About Us and the Shares" with respect to information concerning us.

         WE HAVE NOT  AUTHORIZED  ANY PERSON TO MAKE ANY  RECOMMENDATION  ON OUR
BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THISTLE OR THE INFORMATION AGENT.

                                                     THISTLE GROUP HOLDINGS, CO.



May 7, 2002

                                                                      APPENDIX A













                        RP FINANCIAL, LC FAIRNESS OPINION

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants

                                                                     May 6, 2002




Board of Directors
Thistle Group Holdings, Inc.
6060 Ridge Avenue
Philadelphia, Pennsylvania  19128-1696

Members of the Board:

         You have requested that RP Financial, LC. ("RP Financial") provide you with its opinion as to the fairness from a financial point of view to the common stockholders of Thistle Group Holdings, Inc., Philadelphia, Pennsylvania ("Thistle Group"), of the offer of Thistle Group to purchase shares pursuant to the offer document dated May 6, 2002. The offer document, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the offer document.


Summary Description of the Offer
--------------------------------

         Pursuant to the offer document, Thistle Group is offering to purchase up to 1,000,000 shares of common stock at a per share price ranging from $11.50 per share to $12.50 per share. The offer is being made to all current holders of Thistle Group common stock, and each stockholder can elect the price at which such stockholder is willing to tender their shares. At the end of the offer period, Thistle Group will set the per share price at which it will complete the offer. All stockholders will receive the same price. Thistle Group may elect to purchase less than 1,000,000 shares in the offer or may elect to increase the number of shares purchased by up to 2 percent at the Board's option.


RP Financial Background and Experience
--------------------------------------

         RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other purposes. As specialists in the securities of insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in Pennsylvania and the Mid-Atlantic U.S.

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                                E-Mail: mail@rpfinancial.com

Board of Directors
May 6, 2002
Page 2




RP Financial Background and Experience
--------------------------------------

         RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other purposes. As specialists in the securities of insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in Pennsylvania and the Mid-Atlantic U.S.

Materials Reviewed
------------------

         In rendering this opinion, RP Financial reviewed the following material: (1) the offer document, dated May 6, 2002, including exhibits; (2) the following information from Thistle -- (a) audited financial statements for the fiscal years ended December 31, 1999 through 2001, and (b) stockholder, regulatory and internal financial and other reports through March 31, 2002 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; (3) discussions with management regarding past and current business, operations, financial condition, and future prospects; (4) competitive, economic and demographic characteristics in the local market area; (5) the potential impact of regulatory and legislative changes on savings institutions; (6) the financial terms of recently completed comparable modified Dutch tender offers; (7) an analysis of the pro forma impact on stockholders of Thistle of the offer, both on pro forma financial information as of March 31, 2002 and on projected financial results;
(8) a discounted cash flow analysis of the potential value accruing to stockholders of the offer, and (9) financial condition as of March 31, 2002 regarding the ability to complete the offer from a cash and capital perspective.

         In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning
Thistle Group's operations furnished to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Thistle Group did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of Thistle Group's assets and liabilities and potential and/or contingent liabilities. The financial forecasts and budgets reviewed by RP Financial were prepared by management of Thistle Group. Thistle Group does not publicly disclose internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the offer; and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts.

         RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the offer as set forth in the offer document to be consummated. In

Board of Directors
May 6, 2002
Page 3



rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed offer, no restriction will be imposed on Thistle Group that would have a material adverse effect on the ability of the offer to be consummated as set forth in the Agreement.


Opinion
-------

         It is understood that this letter is directed to the Board of Directors of Thistle Group in its consideration of the offer.

         It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

         It is understood that this opinion may be included in its entirety in any communication by Thistle Group or its Board of Directors to the stockholders of Thistle Group. It is also understood that this opinion may be included in its entirety in any regulatory filing by Thistle Group, and that RP Financial consents to the summary of this opinion in the offer document, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

         Based upon and subject to the foregoing and other such matters we consider relevant, it is RP Financial's opinion that, as of the date hereof, the offer to purchase shares by Thistle Group, as described in the offer document, is fair to the shareholders of Thistle Group from a financial point of view.


                                                  Respectfully submitted,

                                                  RP FINANCIAL, LC.

                        The Depositary for the offer is:
                         ALPINE FIDUCIARY SERVICES, INC.

                                    By Mail:
                         Alpine Fiduciary Services, Inc.
                    c/o Georgeson Shareholder Communications
                                   PO Box 2065
                         South Hackensack, NJ 07606-9974

                              By Overnight Courier:
                         Alpine Fiduciary Services, Inc.
                    c/o Georgeson Shareholder Communications
                                111 Commerce Road
                               Carlstadt, NJ 07072
                             Attn: Reorg Department

                                    By Hand:
                         Alpine Fiduciary Services, Inc.
                    c/o Georgeson Shareholder Communications
                          17 State Street - 28th Floor
                               New York, NY 10004
                               Attn: Mark Zimkind

           Facsimile Number (for eligible institutions): 201-559-1162
                  Confirm Facsimile Transmissions: 201-460-2213

                    For Assistance: 866-324-8876 (Toll Free)

         The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Thistle shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

         Any questions or requests for assistance may be directed to the information agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase for Cash, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.


                     The Information Agent for the Offer is:

                              GEORGESON SHAREHOLDER
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                   SHAREHOLDERS CALL TOLL FREE (866) 324-8876
                BANKS AND BROKERS CALL COLLECT AT (212) 440-9800

                           THISTLE GROUP HOLDINGS, CO.

                              LETTER OF TRANSMITTAL

                       To Accompany Shares of Common Stock
           (including the associated preferred share purchase rights)
                                       of
                           Thistle Group Holdings, Co.
               Tendered Pursuant To the Offer to Purchase For Cash
                                Dated May 7, 2002

  THIS OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M.,
      EASTERN TIME, ON FRIDAY, JUNE 7, 2002, UNLESS THE OFFER IS EXTENDED. THISTLE GROUP HOLDINGS, CO. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                        The Depositary for the offer is:
                         ALPINE FIDUCIARY SERVICES, INC.

                                    By Mail:
                         Alpine Fiduciary Services, Inc.
                    c/o Georgeson Shareholder Communications
                                   PO Box 2065
                         South Hackensack, NJ 07606-9974

                              By Overnight Courier:
                         Alpine Fiduciary Services, Inc.
                    c/o Georgeson Shareholder Communications
                                111 Commerce Road
                               Carlstadt, NJ 07072
                             Attn: Reorg Department

                                    By Hand:
                         Alpine Fiduciary Services, Inc.
                    c/o Georgeson Shareholder Communications
                          17 State Street - 28th Floor
                               New York, NY 10004
                               Attn: Mark Zimkind

                  Facsimile Number (for eligible institutions):
                                  201-559-1162
                  Confirm Facsimile Transmissions: 201-460-2213

                    For Assistance: 866-324-8876 (Toll Free)

THIS LETTER OF TRANSMITTAL, INCLUDING THE ACCOMPANYING INSTRUCTIONS, SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

FOR THIS LETTER OF TRANSMITTAL TO BE VALIDLY DELIVERED, IT MUST BE RECEIVED BY THE DEPOSITARY AT ONE OF THE ABOVE ADDRESSES BEFORE THE OFFER EXPIRES (IN ADDITION TO THE OTHER REQUIREMENTS DETAILED IN THIS LETTER AND ITS INSTRUCTIONS). DELIVERY OF THIS LETTER OF TRANSMITTAL TO ANOTHER ADDRESS WILL NOT CONSTITUTE A VALID DELIVERY. DELIVERIES TO THISTLE GROUP HOLDINGS, CO., THE INFORMATION AGENT, GEORGESON SHAREHOLDER, OR THE BOOK-ENTRY TRANSFER FACILITY, WILL NOT BE FORWARDED TO ALPINE FIDUCIARY SERVICES, INC. AND WILL NOT CONSTITUTE A VALID DELIVERY.

--------------------------------------------------------------------------------
                         DESCRIPTION OF SHARES TENDERED
--------------------------------------------------------------------------------







                 Name(s) and Address(es) of Registered Holder(s)

                                 Shares Tendered
    (If Blank, Please Fill in Exactly as Name(s) Appear(s) on Certificate(s))
                      (Attach Additional List if Necessary)

                                                        Total Number of Shares
                                                           Represented by          Number of Shares
Certificate Number(s)(1)                                  Certificate(s)(1)          Tendered(2)
------------------------                                  -----------------          -----------
Total Certificated Shares Tendered:                         ______________         ______________

Total Dividend Reinvestment Program Shares Tendered(4):     ______________         ______________

Total Shares Tendered By Book-Entry:                        ______________         ______________

TOTAL SHARES TENDERED:                                      ______________         ______________


Indicate in this box the order (by certificate number) in which shares are to be
purchased  in  the  event  of  proration  (attach   additional  signed  list  if
necessary): (1)(3)

1st:                                          [_] Check here if shares are lost.
2nd:
3rd:
4th:

     (1)  Need not be completed if shares are delivered by book-entry transfer.
     (2) If you desire to tender fewer than all shares evidenced by any certificates listed, please indicate in this column the number of shares you wish to tender. Otherwise, all shares evidenced by such certificates will be deemed to have been tendered. See Instruction 4.
     (3) If you do not designate an order, in the event less than all shares tendered are purchased due to proration, shares will be selected for purchase by the depositary. See Instruction 9.
     (4) See box below regarding tendering dividend reinvestment program shares. See also Instruction 17.

WHEN THIS LETTER OF TRANSMITTAL SHOULD BE USED:

You should complete this letter of transmittal only if:

     o you are including with this letter certificates representing the shares that you are tendering (or the certificates will be delivered pursuant to a notice of guaranteed delivery you have previously sent to the depositary);or

     o you are tendering shares held through the Thistle Group Holdings, Co. Automatic Dividend Reinvestment Plan, or

     o you are concurrently tendering shares by book-entry transfer to the account maintained by the depositary at The Depository Trust Company (the "book-entry transfer facility") pursuant to section 4 of the Offer To Purchase For Cash and you are not (1) using an agent's message (as defined in Instruction 2) or (2) providing the acknowledgment required by the automated tender offer program.

         If you want to tender your shares into the offer but (1) your certificates are not immediately available, (2) you cannot deliver all documents required by this letter of transmittal to the depositary before the offer expires, or (3) you cannot comply with the procedure for book-entry transfer on a timely basis, you can still tender your shares if you comply with the guaranteed delivery procedure set forth in Section 4 of the Offer To Purchase For Cash. See Instruction 2.

         This letter of transmittal may not be used for shares held in the Roxborough Manayunk Employee Stock Ownership Plan. The ESOP trustees have the sole discretion to determine whether to tender any shares held in the plan. The ESOP trustees have informed us that they do not intend to tender any shares held in the Roxborough Manayunk Employee Stock Ownership Plan. See Instruction 16.

                ADDITIONAL INFORMATION REGARDING TENDERED SHARES

[_] Check here if tendered shares are being delivered by book-entry transfer made to an account maintained by the depositary with the book-entry transfer facility and complete the following information (only financial institutions that are participants in the system of any book-entry transfer facility may deliver shares by book-entry transfer).

     Name of Tendering Institution: ____________________________________________

     Account Number: ___________________________________________________________

     Transaction Code Number: __________________________________________________

[_] Check here if tendered shares are being delivered pursuant to a notice of guaranteed delivery previously sent to the depositary and complete the following:

     Name(s) of Registered Owner(s): ___________________________________________

     Date of Execution of Notice of Guaranteed Delivery: _______________________

     Name of Institution which Guaranteed Delivery: ____________________________

     Account Number: ___________________________________________________________

              TENDER OF SHARES HELD IN THISTLE GROUP HOLDINGS, CO.
                      AUTOMATIC DIVIDEND REINVESTMENT PLAN
                              (SEE INSTRUCTION 17)

Complete this section if you want to tender shares held in Thistle Group Holdings, Co.'s automatic dividend reinvestment plan. Please check only one box. If you check more than one box, or you check the second box but do not indicate a number of shares, none of the shares held in your dividend reinvestment program account will be tendered.

[_] I instruct the program administrator to tender ALL of the shares credited to my dividend reinvestment program account.

[_] I instruct the program administrator to tender the following number of shares credited to my dividend reinvestment program account.

     Number of shares: ________________

                        PRICE AT WHICH YOU ARE TENDERING
                               (SEE INSTRUCTION 5)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below instead of the box under "Shares tendered at a price determined pursuant to the offer," you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by Thistle Group Holdings, Co. for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

                  [  ]   $11.50
                  [  ]   $11.75
                  [  ]   $12.00
                  [  ]   $12.25
                  [  ]   $12.50

                                       OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

[_] By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by Thistle Group Holdings, Co. in accordance with the terms of the offer. This action will maximize the chance of having Thistle Group Holdings, Co. purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $11.50.

                                    ODD LOTS
                               (SEE INSTRUCTION 8)

Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares (including any shares held in Thistle Group Holdings, Co.'s automatic dividend reinvestment plan, but not including any shares held in the Roxborough Manayunk Employee Stock Ownership Plan) and are tendering all of your shares.

You either (check one box):

[_ are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

[_]  are a broker, dealer, commercial bank, trust company, or other nominee that
     (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

                               CONDITIONAL TENDER
                              (SEE INSTRUCTION 15)

You may condition your tender of shares on Thistle Group Holdings, Co. purchasing a specified minimum number of your tendered shares, all as described in Section 7 of the Offer To Purchase For Cash. Unless the minimum number of shares you indicate below is purchased by Thistle Group Holdings, Co. in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

[_] The minimum number of shares that must be purchased, if any are purchased, is: ____________ shares.

If because of proration, the minimum number of shares that you designated above will not be purchased, Thistle Group Holdings, Co. may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

[_]  The tendered shares represent all shares held by me.

                          SPECIAL PAYMENT INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 6, 7 AND 10)

Complete this box only if you want certificate(s) for shares not tendered or not purchased and/or any check for the purchase price to be issued in the name of someone other than you.

     Issue: [ ] Check [ ] Certificate(s) to:

     Name: _____________________________________________________________________
                                 (Please Print)

     Address: __________________________________________________________________
                               (Include Zip Code)

     ___________________________________________________________________________
     (Tax Identification or Social Security Number)
     (See Substitute Form W-9)

                          SPECIAL DELIVERY INSTRUCTIONS
                          (SEE INSTRUCTIONS 1, 6 and 7)

Complete this box only if you want certificate(s) for shares not tendered or not purchased and/or any check for the purchase price to be mailed or sent to someone other than you or to you at an address other than that designated earlier.

     Mail: [ ] Check [ ] Certificate(s) to:

     Name: _____________________________________________________________________
                  (Please Print)

     Address: __________________________________________________________________


     ___________________________________________________________________________
     (Include Zip Code)

Thistle Group Holdings, Co. has no obligation, pursuant to the "Special Payment Instructions," to transfer any certificate for shares from the name of its registered holder(s), or to order the registration or transfer of any shares tendered by book-entry transfer, if Thistle Group Holdings, Co. does not purchase any of the shares represented by such certificate or tendered by such book-entry transfer.

           NOTE: SIGNATURES MUST BE PROVIDED IN THE BOX BELOW LABELED
               "IMPORTANT - SHAREHOLDERS SIGN HERE" IF YOU WANT TO
                               TENDER YOUR SHARES.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

To Alpine Fiduciary Services, Inc.

         The undersigned hereby tenders to Thistle Group Holdings, Co., a Pennsylvania corporation, the above-described shares of Thistle Group Holdings, Co.'s common stock, $.10 par value per share, at the price per share indicated in this letter of transmittal, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer To Purchase For Cash, dated May 7, 2002, receipt of which is hereby acknowledged, and in this letter of transmittal which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of September 30, 1999, as amended, between Thistle Group Holdings, Co. and Registrar and Transfer Company, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

         Subject to, and effective upon, acceptance for payment of the shares tendered in accordance with the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, the undersigned agrees to sell, assign and transfer to, or upon the order of, Thistle Group Holdings, Co. all right, title and interest in and to all shares tendered and orders the registration of all shares if tendered by book-entry transfer and irrevocably constitutes and appoints the depositary as the true and lawful agent and attorney-in-fact of the undersigned with respect to the shares with full knowledge that the depositary also acts as the agent of Thistle Group Holdings, Co., with full power of substitution (the power of attorney being deemed to be an irrevocable power coupled with an interest), to:

     1. deliver certificate(s) representing the shares or transfer ownership of the shares on the account books maintained by the book-entry transfer facility, together, in either case, with all accompanying evidences of transfer and authenticity, to or upon the order of Thistle Group Holdings, Co. upon receipt by the depositary, as the undersigned's agent, of the purchase price with respect to the shares;

     2. present certificates for the shares for cancellation and transfer on Thistle Group Holdings, Co.'s books; and

     3. receive all benefits and otherwise exercise all rights of beneficial ownership of the shares, subject to the next paragraph, all in accordance with the terms and subject to the conditions of the offer.

The undersigned covenants, represents and warrants to Thistle Group Holdings, Co. that:

     1. the undersigned has full power and authority to tender, sell, assign and transfer the shares tendered hereby and when and to the extent accepted for payment, Thistle Group Holdings, Co. will acquire good, marketable and unencumbered title to the tendered shares, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer of the shares, and not subject to any adverse claims;

     2. the undersigned understands that tenders of shares pursuant to any one of the procedures described in Section 4 of the Offer To Purchase For Cash and in the instructions to this letter of transmittal will constitute the undersigned's acceptance of the terms and conditions of the offer, including the undersigned's representation and warranty that (a) the undersigned has a "net long position," within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, in the shares or equivalent securities at least equal to the shares being tendered, and (b) the tender of shares complies with Rule 14e-4;

     3. the undersigned will, upon request, execute and deliver any additional documents deemed by the depositary or Thistle Group Holdings, Co. to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered; and

     4. the undersigned has read, understands and agrees to all of the terms of the offer.

         The undersigned understands that Thistle Group Holdings, Co.'s acceptance of shares tendered pursuant to any one of the procedures described in
Section 4 of the Offer To Purchase For Cash and in the instructions to this letter of transmittal will constitute a binding agreement between the undersigned and Thistle Group Holdings, Co. upon the terms and subject to the conditions of the offer. The undersigned acknowledges that under no circumstances will Thistle Group Holdings, Co. pay interest on the purchase price, including without limitation, by reason of any delay in making payment.

         The name(s) and address(es) of the registered holder(s) should be printed, if they are not already printed above, exactly as they appear on the certificates evidencing shares tendered. The certificate numbers, the number of shares evidenced by the certificates, the number of shares that the undersigned wishes to tender, and the price at which the shares are being tendered should be set forth in the appropriate boxes above.

         The undersigned understands that Thistle Group Holdings, Co. will determine a single per share price, not greater than $12.50 nor less than $11.50, that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering shareholders. Thistle Group Holdings, Co. will select the lowest purchase price that will allow it to buy 1,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the offer will be acquired at the same purchase price. All shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer To Purchase For Cash. Shares tendered at prices in excess of the purchase price that is selected by Thistle Group Holdings, Co. and shares not purchased because of proration or conditional tenders will be returned without expense to the shareholder.

         The undersigned recognizes that under the circumstances set forth in the Offer To Purchase For Cash, Thistle Group Holdings, Co. may terminate or amend the offer or may postpone the acceptance for payment of, or the payment for, shares tendered or may accept for payment fewer than all of the shares tendered. The undersigned understands that certificate(s) for any shares not tendered or not purchased will be returned to the undersigned at the address indicated above, unless otherwise indicated in the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" above. The undersigned acknowledges that Thistle Group Holdings, Co. has no obligation, pursuant to the "Special Payment Instructions" box, to transfer any certificate for shares from the name of its registered holder(s), or to order the registration or transfer of any shares tendered by book-entry transfer, if Thistle Group Holdings, Co. does not purchase any of the shares represented by such certificate or tendered by such book-entry transfer.

         The check for the aggregate net purchase price for the shares tendered and purchased will be issued to the order of the undersigned and mailed to the address indicated above, unless otherwise indicated in the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" above.

         All authority conferred or agreed to be conferred by this letter of transmittal will survive the death or incapacity of the undersigned, and any obligation of the undersigned will be binding on the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and legal representatives of the undersigned. Except as stated in the Offer To Purchase For Cash, this tender is irrevocable.

                                    IMPORTANT

                             STOCKHOLDERS SIGN HERE
         (PLEASE COMPLETE AND RETURN THE ATTACHED SUBSTITUTE FORM W-9.)

(Must be signed by the registered holder(s) exactly as such holder(s) name(s) appear(s) on certificate(s) for shares or on a security position listing or by person(s) authorized to become the registered holder(s) thereof by certificates and documents transmitted with this letter of transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 6.)


________________________________________________________________________________


________________________________________________________________________________
                           (Signature(s) of Owner(s))

Dated: _____________________, 2002

Name(s): _______________________________________________________________________

         _______________________________________________________________________
                                 (Please Print)

Capacity (full title): _________________________________________________________

Address: _______________________________________________________________________
                               (Include Zip Code)

Daytime Area Code and Telephone Number: ___________________

Tax Identification or Social Security Number: __________________

                            (SEE SUBSTITUTE FORM W-9)

              GUARANTEE OF SIGNATURE(S) (SEE INSTRUCTIONS 1 AND 6)

Authorized Signature: __________________________________________________________

Name: __________________________________________________________________________
                                 (Please Print)

Title: _________________________________________________________________________

Name of Firm: __________________________________________________________________

Address: _______________________________________________________________________
                               (Include Zip Code)

Area Code and Telephone Number: ______________________

Dated: ________________________, 2002

PAYER:  ALPINE FIDUCIARY SERVICES, INC.

________________________________________________________________________________

________________________________________________________________________________
SUBSTITUTE FORM W-9 PART I - TAXPAYER IDENTIFICATION NUMBER - FOR ALL ACCOUNTS, DEPARTMENT OF THE ENTER TAXPAYER IDENTIFICATION NUMBER IN THE BOX BELOW AND
TREASURY INTERNAL    CERTIFY BY SIGNING AND DATING BELOW.
REVENUE SERVICE      Note:  If the  account  is in more than one name,  see  the chart in the enclosed guidelines to determine which number to give the payer.

                     ___________________________________________
                            Social security number Or

                     ___________________________________________
                         Employer identification number

________________________________________________________________________________
                     PART II - For payees exempt from backup withholding, please write "EXEMPT" here (see the enclosed guidelines):

                     ___________________________________________

________________________________________________________________________________

________________________________________________________________________________
PAYER'S REQUEST FOR PART III - Certification - UNDER PENALTIES OF PERJURY, TAXPAYER NUMBER (TIN) I CERTIFY THAT (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because:

                        o       I am exempt from backup withholding, or

                        o I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or

                        o the IRS has notified me that I am no longer subject to backup withholding.
________________________________________________________________________________
                        Certification  Instructions  - You must  cross  out item
                        (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting of interest or dividends on your tax return and you have not been notified by the
                        IRS that you are no longer subject to backup withholding. (Also, see instructions in the enclosed guidelines.)

                        Signature: _____________________________________________

                         Date: __________________, 2002

________________________________________________________________________________

NOTE: Failure to complete and return this form may result in backup withholding of 30% of any payments made to you pursuant to the offer. Please review the enclosed guidelines for certification of taxpayer identification number on Substitute Form W-9 for additional details. You must complete the following certificate if you are awaiting (or will soon apply for) a taxpayer identification number.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

         I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and that I mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office (or I intend to mail or deliver an application in the near future). I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 above (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), if I do not provide a taxpayer identification number to the depositary within sixty (60) days, the depositary is required to withhold 30% of all cash payments made to me thereafter until I provide a number.

Signature: ________________________________            Date: _____________, 2002

Name: __________________________________________________________________________
                           (Please Print)
Address: _______________________________________________________________________

         _______________________________________________________________________

                                  INSTRUCTIONS
             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER.

         1. GUARANTEE OF SIGNATURES. Depending on how the certificates for your shares are registered and to whom you want payments or deliveries made, you may need to have the signatures on this letter of transmittal guaranteed by an eligible guarantor institution. No signature guarantee is required if either:

          o this letter of transmittal is signed by the registered holder(s) of the shares tendered (which, for these purposes, includes any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder(s) appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed the box entitled "Special Payment Instructions" above; or

          o the shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

         In all other cases,  including if you have  completed  the box entitled
"Special Payment Instructions" above, an eligible guarantor institution must guarantee all signatures on this letter of transmittal. You may also need to have any certificates you deliver endorsed or accompanied by a stock power, and the signatures on these documents also may need to be guaranteed. See Instruction 6.

         2. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; GUARANTEED DELIVERY PROCEDURES. For your shares to be properly tendered, either (1) or (2) below must happen:

         (1) the depositary must receive all of the following at its address above in this letter of transmittal before or on the date Thistle Group Holdings, Co.'s offer expires:

          o one of (a) the certificates for the shares, (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in this Instruction 2 or (c) in the case of shares held in the Thistle Group Holdings, Co. automatic dividend reinvestment plan, completion of the appropriate sections of this letter of transmittal; and

          o one of (a) properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in this Instruction 2 in the case of a book-entry transfer or (c) a specific acknowledgment in the case of a tender through the "automated tender offer program" described in this Instruction 2, and

          o    any other documents required by this letter of transmittal.

         (2) You must comply with the guaranteed delivery procedure set forth below.

         Book-Entry Delivery. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Delivery of this letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

         Agent's Message. The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of this letter of transmittal and that Thistle Group Holdings, Co. may enforce such agreement against them.

         Automated Tender Offer Program. Participants in the book-entry transfer facility may also tender their shares in accordance with the automated tender offer program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by this letter of transmittal and that we may enforce such agreement against them.

         Guaranteed Delivery. If you want to tender your shares but your share certificate(s) are not immediately available or cannot be delivered to the depositary before the offer expires, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the offer expires, your shares may still be tendered, if all of the following conditions are satisfied:

          o    the  tender  is  made  by  or  through  an   eligible   guarantor
               institution;

          o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form provided with this letter of transmittal, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

          o all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

               o    one  of  (a)  the  certificates   for  the  shares,   (b)  a
                    confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in this Instruction 2 or (c) in the case of shares held in the Thistle Group Holdings, Co. automatic dividend reinvestment plan, completion of the appropriate sections of this letter of transmittal, and

               o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message" of the type described in this Instruction 2 in the case of a book-entry transfer or (c) a specific acknowledgment in the case of a tender through the "automated tender offer program" described in this Instruction 2, and

          o    any other documents required by this letter of transmittal.

         THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Except as specifically permitted by Section 7 of the Offer To Purchase For Cash, Thistle Group Holdings, Co. will not accept any alternative, conditional or contingent tenders, nor will it purchase any fractional shares, except as expressly provided in the Offer To Purchase For Cash. All tendering shareholders, by execution of this letter of transmittal or a manually signed facsimile of this letter of transmittal, waive any right to receive any notice of the acceptance of their tender.

         3. INADEQUATE SPACE. If the space provided in the box entitled "Description of Shares Tendered" above is inadequate, the certificate numbers and/or the number of shares should be listed on a separate signed schedule and attached to this letter of transmittal.

         4. PARTIAL TENDERS AND UNPURCHASED SHARES. (This paragraph does not apply to shareholders who tender by book-entry transfer.) If fewer than all of the shares evidenced by any certificate are to be tendered, fill in the number of shares that are to be tendered in the column entitled "Number of Shares Tendered" in the box entitled "Description of Shares Tendered" above. In that case, if any tendered shares are purchased, a new certificate for the remainder of the shares (including any shares not purchased) evidenced by the old certificate(s) will be issued and sent to the registered holder(s), unless otherwise specified in either the box entitled "Special Payment Instructions" or "Special Delivery Instructions" in this letter of transmittal, as soon as practicable after the expiration date. Unless otherwise indicated, all shares represented by the certificate(s) set forth above and delivered to the depositary will be deemed to have been tendered.

         If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

         5. INDICATION OF PRICE AT WHICH SHARES ARE BEING TENDERED. If you want to tender your shares you must properly complete the pricing section of this letter of transmittal, which is called "Price At Which You Are Tendering". You must check one box in the pricing section. If more than one box is checked or no box is checked, your shares will not be properly tendered. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. However, the same shares cannot be tendered at more than one price, unless previously and properly withdrawn as provided in Section 5 of the Offer To Purchase For Cash.

         6. SIGNATURES ON LETTER OF TRANSMITTAL; STOCK POWERS AND ENDORSEMENTS.

         Exact Signature. If this letter of transmittal is signed by the registered holder(s) of the shares tendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) without any change whatsoever.

         Joint Holders. If the shares tendered are registered in the names of two or more joint holders, each holder must sign this letter of transmittal.

         Different Names on Certificates. If any tendered shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate letters of transmittal (or manually signed facsimiles) as there are different registrations of certificates.

         Endorsements. When this letter of transmittal is signed by the registered holder(s) of the shares tendered, no endorsements of certificates representing the shares or separate stock powers are required unless payment is to be made or the certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s). Signature(s) on the certificate(s) must be guaranteed by an eligible institution.

         If this letter of transmittal is signed by a person other than the registered holder(s) of the certificates listed, or if payment is to be made or certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificates, and the signatures on the certificates or stock powers must be guaranteed by an eligible institution. See Instruction 1.

         Signatures of Fiduciaries. If this letter of transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, that person should so indicate when signing and must submit proper evidence satisfactory to Thistle Group Holdings, Co. of his or her authority to so act.

         7. STOCK TRANSFER TAXES. Except as provided in this Instruction 7, no stock transfer tax stamps or funds to cover tax stamps need accompany this letter of transmittal. Thistle Group Holdings, Co. will pay any stock transfer taxes payable on the transfer to it of shares purchased pursuant to the offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder(s); (b) shares not tendered or rejected for purchase are to be registered in the name(s) of any person(s) other than the registered holder(s); or (c) certificates representing tendered shares are registered in the name(s) of any person(s) other than the person(s) signing this letter of transmittal, then the depositary will deduct from the purchase price the amount of any stock transfer taxes (whether imposed on the registered holder(s), other person(s) or otherwise) payable on account of the transfer to that person, unless satisfactory evidence of the payment of the taxes or any exemption therefrom is submitted.

         8. ODD LOTS. If Thistle Group Holdings, Co. is to purchase fewer than all shares properly tendered and not properly withdrawn, the shares purchased first will consist of all shares properly tendered by any shareholder who owns, beneficially or of record, an aggregate of fewer than 100 shares (including shares held in Thistle Group Holdings, Co.'s automatic dividend reinvestment plan, but not including any shares held in the Roxborough Manayunk Employee Stock Ownership Plan) and who tenders all of the holder's shares at or below the purchase price. This preference will not be available unless the section captioned "Odd Lots" is completed.

         9. ORDER OF PURCHASE IN EVENT OF PRORATION. As described in Section 1 of the Offer To Purchase For Cash, shareholders can specify in the "Description of Shares Tendered" box of this letter of transmittal the order in which specified portions of their shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased in the tender offer. The order of purchase may have an effect on the federal income tax treatment of the purchase price for the shares purchased. See Sections 1 and 15 of the Offer To Purchase For Cash.

         10. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If certificate(s) for shares not tendered or not purchased and/or check(s) are to be issued in the name of a person other than the signer of this letter of transmittal, the box entitled "Special Payment Instructions" on this letter of transmittal should be completed as applicable and signatures must be guaranteed as described in Instruction 1.

         11. IRREGULARITIES. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Thistle Group Holdings, Co. in its sole discretion and that determination will be final and binding on all parties. Thistle Group Holdings, Co. reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. Thistle Group Holdings, Co. also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and Thistle Group Holdings, Co.'s interpretation of the terms of the tender offer (including these Instructions) will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by Thistle Group Holdings, Co.. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, Thistle Group Holdings, Co. determines. Neither Thistle Group Holdings, Co., nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         12. QUESTIONS AND REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES. Questions and requests for additional copies of the Offer To Purchase For Cash, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth the back page of the Offer To Purchase For Cash and set forth below.

         13. TAX IDENTIFICATION NUMBER AND BACKUP WITHHOLDING. Federal income tax law generally requires that a shareholder whose tendered shares are accepted for purchase, or the shareholder's assignee (in either case, the "payee"), provide the depositary with the payee's correct Taxpayer Identification Number ("TIN"), which, in the case of a payee who is an individual, is the payee's social security number. If the depositary is not provided with the correct TIN or an adequate basis for an exemption, the payee may be subject to penalties imposed by the IRS and backup withholding in an amount equal to 30% of the gross proceeds received pursuant to the offer. If withholding results in an overpayment of taxes, a refund may be obtained.

         To prevent backup withholding, each payee must provide the payee's correct TIN by completing the Substitute Form W-9 set forth in this letter of transmittal, certifying that the TIN provided is correct (or that the payee is awaiting a TIN) and that

          o    the payee is exempt from backup withholding; or

          o the payee has not been notified by the Internal Revenue Service that the payee is subject to backup withholding as a result of a failure to report all interest or dividends, or

          o the Internal Revenue Service has notified the payee that the payee is no longer subject to backup withholding.

         If the payee lacks a TIN, the payee should

          o consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for instructions on applying for a TIN; and

          o write "Applied For" in the space provided in Part 1 of the Substitute Form W-9; and

          o    sign and  date the  Substitute  Form W-9 and the  Certificate  of
               Awaiting  Taxpayer   Identification  Number  set  forth  in  this
               document.

If the payee does not provide the payee's  TIN to the  depositary  within  sixty
(60) days, backup withholding will begin and continue until the payee furnishes the payee's TIN to the depositary. Note that writing "Applied For" on the Substitute Form W-9 means that the payee has already applied for a TIN or that the payee intends to apply for one in the near future.

         If shares are held in more than one name or are not in the name of the actual owner, consult the W-9 guidelines for information on which TIN to report.

         Exempt payees (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt payee should write "Exempt" in Part 2 of the Substitute Form W-9. See the enclosed W-9 guidelines for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt, that person must submit a completed IRS Form W-8 Certificate of Foreign Status or a Substitute Form W-8, signed under penalty of perjury attesting to the exempt status. This form may be obtained from the depositary.

         Non-United States holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

         14. LOST, STOLEN, DESTROYED OR MUTILATED CERTIFICATES. If any certificate representing shares of Thistle Group Holdings, Co. common stock has been lost, stolen or destroyed, the stockholder should immediately complete, sign, and check the box on page 2 for lost shares on the Letter of Transmittal and deliver it to Alpine Fiduciary Services, Inc. together with any certificates of Thistle Group Holdings, Co. common stock then in the stockholder's possession. Include also a letter indicating that some or all stock certificates have been lost, stolen or destroyed and explain the circumstances, if possible, under which the certificates were lost, stolen or destroyed. Alpine Fiduciary Services, Inc. will, upon receipt thereto, contact such stockholder with instructions as to how to proceed. Replacement takes a minimum of 10 business days. All costs and expenses associated with the processing of the issuance of certificates for those claimed as lost, stolen or destroyed, including the cost of indemnity, if required, will be paid by the stockholder making such claim.

         15. CONDITIONAL TENDERS. As described in Section 7 of the Offer To Purchase For Cash, you may tender shares subject to the condition that all or a specified minimum number of your shares tendered pursuant to this letter of transmittal or a notice of guaranteed delivery must be purchased if any shares tendered are purchased.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in this letter of transmittal or, if applicable, the notice of guaranteed delivery. In the box in this letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased.

         As discussed in Section 7 of the Offer To Purchase For Cash, proration may affect whether Thistle Group Holdings, Co. accepts conditional tenders and may result in shares tendered pursuant to a conditional tender being deemed withdrawn if the minimum number of shares would not be purchased. If, because of proration, the minimum number of shares that you designate will not be purchased, Thistle Group Holdings, Co. may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and check the box so indicating. Upon selection by lot, if any, Thistle Group Holdings, Co. will limit its purchase in each case to the designated minimum number of shares.

         All tendered shares will be deemed unconditionally tendered unless the "Conditional Tender" box is completed.

         The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to the offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. It is the tendering shareholder's responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale rather than dividend treatment. Each shareholder is urged to consult his or her own tax advisor.

         16. PENSION PLAN. This letter of transmittal may not be used for shares held in the Roxborough Manayunk Employee Stock Ownership Plan. The ESOP trustees have the sole discretion to determine whether to tender any shares held in the plan. The ESOP trustees have informed us that they do not intend to tender any shares held in the Roxborough Manayunk Employee Stock Ownership Plan.

         17. AUTOMATIC DIVIDEND REINVESTMENT PLAN. If you want to tender shares of Thistle Group Holdings, Co. common stock held in your program account under Thistle Group Holdings, Co.'s automatic dividend reinvestment plan, you must

          o complete the box in this letter of transmittal entitled "Tender of Shares Held in Thistle Group Holdings, Co. Automatic Dividend Reinvestment Plan" by choosing the option to tender all of your shares in the program account or the option to tender a specific number of shares held in your program account (if the box is not completed, no shares held in your program account will be tendered), and

          o indicate the number of shares being tendered from the automatic dividend reinvestment plan account in the box in this letter of transmittal entitled "Description of Shares Tendered."

         As with shares held outside the automatic dividend reinvestment plan, you may submit portions of the shares held in your automatic dividend reinvestment plan account at different prices, but you must complete a separate letter of transmittal for each price at which you tender shares. However, the same shares cannot be tendered at more than one price, unless previously and properly withdrawn as provided in Section 5 of the Offer To Purchase For Cash.

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

         Shares held in an automatic dividend reinvestment plan account are counted as being owned beneficially or of record when calculating whether a shareholder is an odd lot holder. If a participant in the automatic dividend reinvestment plan is an odd lot holder and wants to obtain the benefit of the odd lot priority, the participant must complete the box in this letter of transmittal entitled "Odd Lots" and must tender all of the holder's shares held both in the holder's automatic dividend reinvestment plan account and outside such account.

         Please note that you need to be the record holder of at least 100 shares to be able to participate in the automatic dividend reinvestment plan. If your share ownership falls below 100 shares by means of the tender and purchase of a portion of your shares in the tender offer, you may not be able to participate in the automatic dividend reinvestment plan.

         If you tender shares held in your automatic dividend reinvestment plan account, all such shares credited to your program account, including fractional shares, will be tendered, unless otherwise specified in the box entitled "Tender of Shares Held in Thistle Group Holdings, Co. Automatic Dividend Reinvestment Plan."

         The information agent for Thistle Group Holdings, Co.'s offer is:

                              GEORGESON SHAREHOLDER
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                      Telephone: (866) 324-8876 (toll free)

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